Exhibit 99

BLACK HILLS CORP. ANNOUNCES PRICING OF $525 MILLION OF SENIOR NOTES

RAPID CITY, S.D. — Nov. 14, 2013 — Black Hills Corp. (NYSE: BKH) today announced the pricing of a public debt offering of $525 million aggregate principal amount of senior unsecured notes due Nov. 30, 2023. The notes were priced at 99.530% of the principal amount and will carry an interest rate of 4.25%. Black Hills expects the issuance and delivery to occur on November 19, 2013, subject to customary closing conditions. The company plans to use the proceeds to redeem its $250 million of 9% senior unsecured notes due 2014 and for general corporate purposes, which may include the repayment of other indebtedness.

The senior notes were offered by Black Hills Corp. pursuant to a shelf registration statement filed with the Securities and Exchange Commission on June 20, 2011. RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC served as joint book-running managers for the offering.

Copies of the prospectus supplement relating to the offering may be obtained by writing or calling the joint book-running managers for the offering as follows: RBC Capital Markets, LLC, 200 Vesey Street, 10th floor, New York, NY 10281, 877- 280-1299; U.S. Bancorp Investments, Inc. - Syndicate, 214 N. Tryon, Charlotte, NC 28202, 877-558-2607; Credit Suisse Securities (USA) LLC Prospectus Department, Eleven Madison Avenue, Level 1B, New York, NY 10010, 800-221-1037; or J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, 3rd Floor, telephone collect at 1-212-834-4533. An electronic copy of the prospectus supplement is available on the website of the Securities and Exchange Commission at www.sec.gov.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

ABOUT BLACK HILLS CORP.

Black Hills Corp., a growth-oriented, vertically-integrated energy company with a tradition of exemplary service and a vision to be the energy partner of choice, is based in Rapid City, S.D. The company serves 769,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company generates wholesale electricity, and produces natural gas, crude oil and coal. Black Hills employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

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Jerome E. Nichols	605-721-1171

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